Exhibit 5.1

Kenneth L. Guernsey

T: +1 415 693 2091

kguernsey@cooley.com

March 16, 2016

Adamas Pharmaceuticals, Inc.

1900 Powell St, Suite 750

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Adamas Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,374,635 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 739,708 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (b) 184,927 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) and (c) 450,000 shares (the “2016 Inducement Shares”) issuable under the 2016 Inducement Plan(the “Inducement Plan,” and together with the 2014 Plan and the 2014 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2014 Shares, the 2014 ESPP Shares and the 2016 Inducement Shares, when sold and issued in accordance with the 2014 Plan, the 2014 ESPP and the Inducement Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800  T: (415) 693-2000  F: (415) 693-2222  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey